CALPINE CORPORATION

2010 Calpine Incentive Plan

I.              Effective Date

The 2010 Calpine Incentive Plan (“CIP” or “Plan”) is effective as of January 1, 2010.

II.            Plan Purpose

The Calpine Incentive Plan is designed to drive achievement of annual goals including key financial and operating results and strategic goals that drive value for shareholders. The Plan is a key element of Calpine Corporation's ("Company") total compensation program for eligible employees.

III.           Plan Eligibility

All regular full-time and part-time, non-collective bargaining unit employees hired prior to October 1, 2010 are eligible to participate in the 2010 CIP.  Employees who retire from the company at age 55 or older with age plus service of 70 or more will be eligible for a bonus for the year in which they retire. Otherwise, a participant must be employed by Calpine on the date when annual incentives are paid.

IV.           Incentive Pool Determination

The aggregate CIP incentive pool as approved by the Compensation Committee of the Board of Directors (the “Committee”) after the end of the fiscal year shall be determined as follows:

1.
Each Plan participant will be assigned a target CIP incentive, expressed as a percentage of incentive-eligible earnings, at the beginning of the year. Incentive targets are developed by Corporate Human Resources based on competitive market practices and provide a highly competitive incentive opportunity based on each participant’s position, pay grade and scope of responsibilities. The sum of all participants’ target annual incentive amounts is the total target incentive pool.

2.
At the beginning of the fiscal year performance period, the Company shall confirm the business/performance goals for the Company ("Corporate Goals") and/or for the various plants/departments ("Plant/Department Goals").

3.
At the end of the fiscal year, if Company results meet or exceed the minimum corporate performance target, then Company performance on each Corporate Goal shall be determined and an overall weighted performance, expressed as a percentage of target performance, shall be calculated. This percentage shall be applied to the target CIP incentive pool to determine the funded CIP incentive pool. Performance on each Corporate Goal must exceed a threshold level to be included in CIP funding for the year. At threshold, 60% of target for each Corporate Goal shall be funded. The maximum funding for each Corporate Goal and the aggregate CIP incentive pool shall be 150% of the target amounts.

4.
A similar assessment of performance shall be performed for the various plants/departments at the end of the fiscal year. Based on the results of these assessments, Calpine management shall allocate the funded CIP incentive pool to the various plants/departments.

V.            Participant Incentive Award Determination

Although CIP participant incentive award determinations are completely at the discretion of the Plan Administrator, several factors shall be considered in determining an individual participant’s incentive award:

1.
Target Incentive – Each eligible position is associated with a job code and assigned to a pay grade which has a target incentive, expressed as a percentage of eligible earnings. Pay grades and target incentives are determined by Corporate Human Resources, or in the case of Corporate officers by the Board Compensation Committee based on level of responsibility and competitive market practices for the position.  The target incentive shall be communicated to each participant upon hire, placement in, or promotion to any CIP eligible position.

2.
Eligible Earnings – The target incentive percentage shall be applied to eligible earnings to determine each participant’s target incentive amount. Eligible earnings consist of actual compensation received during the fiscal year while in a CIP eligible position. Eligible earnings for a participant shall be prorated for any partial service on account of disability, leaves, promotions or any other position changes.  Eligible earnings shall not include step up pay, time off for leave of absences or supplemental payments including but not limited to bonuses, relocation, awards and vacation payouts.

3.
Incentive funding and allocation – A participant’s incentive opportunity for the fiscal year may be less than or greater than the target incentive depending on the aggregate CIP incentive funded and allocated to the various plants/departments (see description of incentive pool determination above).

4.
Participant Performance – Participant incentive awards shall vary in consideration of an assessment of individual performance during the fiscal year. As applicable, the assessment shall be based on the attainment of specific individual goals and objectives, which are established by the participant along with the participant's respective manager at the beginning of the fiscal year.

5.	Calpine Standards of Conduct - Employees should at all times behave in manner consistent with Calpine’s standards of ethical conduct and integrity. Our shareholders, customers, suppliers, and communities expect that each participant will conduct Calpine's business in an open and honest fashion and actions, and that decisions will represent the Company with honor and distinction in the face of public scrutiny. This encompasses conduct in compliance with all applicable laws and Company policies, procedures and standards (including, but not limited to, the Code of Conduct, the Risk Management Procedures Manual, the Antitrust Policy, the Safety and Health Policy, the Equal Employment Opportunity Policy and NERC, FERC and any other regulatory laws, rules or regulations).

VI.           Payment of Incentive Awards

1.	The intended timing for payment of incentive awards shall be by March 15, 2011, but in no event shall it be paid after December 31, 2011.

2.
Participants in the Transition Incentive Award program of the CIP:  The CIP also provides a limited number of incentive awards to participants under the Transition Incentive Provision (“Exhibit A”).  These employees are engaged in activities such as asset sales, plant closings, etc. which may, by the nature of the activity, result in the elimination of their jobs. Employees in this classification will be advised of their respective participation based on criteria determined by the Company from time to time.

3.	Incentive payments shall be subject to all applicable taxes and any applicable and appropriate deductions for garnishments, 401(k) Retirement Savings Plan, and other deductions or withholdings.

4.	The Construction Completion Bonus Plan included in the 2009 Calpine Incentive Plan has been terminated effective December 31, 2009.

VII.          Transfers and New Hires

In the event that a participant is hired or transfers from one position to another during the course of the year, the incentive award for the year, if any, shall be calculated on a pro-rated basis to reflect the working days of Plan participation or in each position and the respective incentive target(s).   An employee must be hired or promoted into an incentive-eligible position on or before October 1 to be eligible to participate in the CIP for that year.

VIII.         Retirements, Disability, Death and Terminations

Except as provided below, participants are eligible to receive an incentive award under this Plan provided they remain actively employed on the day incentive payments are made. Except as otherwise provided below, any participant whose employment is terminated by the Company for any reason (including such termination by the Company after a participant becomes eligible for retirement) or who voluntarily resigns (except for retirement) prior to incentive payments being made for the year shall not be eligible to receive an incentive payment under such program.

Notwithstanding the foregoing, in the event of a participant’s retirement (provided such participant qualified under the Company’s retirement policy), short-term disability, long-term disability, or death during a Plan year, the incentive award will be pro-rated to reflect days of active service during the Plan year.  Plan participant’s who die or become subject to short-term or long-term disability after the conclusion of a Plan year, but prior to the time of incentive payouts with respect to that Plan year shall be eligible to receive an incentive award determined in the same manner as for other Plan participants for the year.

IX.           Administration

The Plan shall be administered by Calpine’s Chief Executive Officer, or the Company officer designated by the Chief Executive Officer from time to time.  The Plan Administrator shall have broad authority to interpret the terms and conditions of the Plan and to review and approve incentive payments, subject to the following decisions reserved for the Board Compensation Committee:

1.	As required, the approval of the Company’s financial and non-financial goals discussed in Section IV above; and

2.	Interpretation of the Plan on any matters in which the Chief Executive Officer or the Plan Administrator is not a disinterested party.

Furthermore, the Board Compensation Committee must approve any modifications, amendments, or adjustments to the Plan or any of its key provisions and all incentive payments.

X.            Disputes

If a Plan participant disputes a Plan interpretation or an incentive payment or the absence of a payment, he or she must submit a claim in writing describing the claim to the Plan Administrator.  The Plan Administrator will respond to the claim within a reasonable time.  Any decisions of the Plan Administrator may be appealed in writing to the Committee.  However, any decision by a majority of the Committee is final and binding on all parties.

XI.           Discretion in Amendment/Termination

Distribution and payout of all incentive amounts under the CIP are at the sole discretion of the Plan Administrator.  The Plan Administrator may at any time and for any reason, amend, alter, suspend or terminate this Plan, subject to the approval of the Committee.  Any amendment, supplement, or exception to this Plan must be in writing and will be communicated to all eligible participants.  Likewise, any superseding incentive plan must be in writing and expressly state that it supersedes this Plan.  The Committee may in its discretion suspend any and all payments under the Plan.

XII.          No Employment Rights

Notwithstanding anything to the contrary herein, each Plan participant’s employment with the Company is and shall continue to be at-will.  A participant’s employment with the Company may be terminated at any time by the participant or the Company, with or without cause and with or without notice, as permitted by law.

XIII.         Governing Law

The validity, interpretation, construction and performance of this Plan shall be governed in accordance with Texas law, except for its conflict of laws provisions, unless a superseding federal law is applicable or, in the case of Canada, unless a superseding law under Canadian jurisdiction is applicable.

XIV.        No Assignment

Without the written consent of the Plan Administrator, no participant may assign any right or obligation under this Plan to any other person or entity.  Notwithstanding the foregoing, the terms of this Plan and all rights of the participant hereunder shall inure to the benefit of, and be enforceable by, the participant’s personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees or legatees.

XV.          Integration

This document and each exhibit hereto represent the entire agreement and understanding between the Company and the participants in the Plan as to the subject matter herein, and therefore supersede all prior or contemporaneous agreements, whether written or oral.

XVI.        Severability

The invalidity of unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

EXHIBIT A
Transition Incentive Plan

In connection with activities necessary to the successfully disposition of assets, closing of plants and similar activities designed to support the restructuring of Calpine, there may be a number of employees who, by the nature of their activities, eliminate their respective jobs.  The Transition Incentive Plan provides a program that rewards these participants for their work in completing assignments and specific transactions that enhance Calpine’s value.

A transaction/transition incentive is available to be paid to CIP eligible employees who are working on a specific assignment with a targeted end date.  In the majority of cases, the completion of the assignment will result in the affected employee’s lay-off.  Generally, the Transaction/Transition Incentive for an affected employee will be calculated based upon his/her annual incentive target.  Any Transaction/Transition incentive may be paid during the assignment or specific transaction, upon the assignment's or transaction's completion, or both.  The Transaction/Transition incentive is paid in lieu of a CIP incentive.  A Transaction/Transition incentive shall be paid within 2½ months following the assignment's or transaction's completion date.

Subject to a written agreement, an employee who voluntarily resigns or is terminated by the Company for any reason prior to successful completion of the specified assignment will not be eligible for a Transaction/Transition incentive payment.